Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-284105, 333-287745, 333-291041 and 333-289222) of Capstone Holding Corp. of our report dated April 15, 2026, relating to the consolidated financial statements which appeared in Capstone Holding Corp.'s Annual Report on Form 10-K filed on April 16, 2026.

/s/ GBQ Partners LLC

Columbus, Ohio

April 17, 2026